Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

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Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

March 9, 2021

The Board of Directors

Texas Community Bancshares, Inc.

215 West Broad Street

Mineola, Texas 75773

Re:      Texas Community Bancshares, Inc.

            Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”), of Texas Community Bancshares, Inc. (the “Company”).

We have reviewed the Company’s Articles of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion and Reorganization of Mineola Community Mutual Holding Company (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, and in the case of TCSB Foundation, Inc., when contributed, in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman, PC

Luse Gorman, PC